[/HTML] [TITLE]1016 EX99.2[/TITLE]

Exhibit 99.2

[/TABLE]

For Immediate Release

SANGSTAT TO REFOCUS ITS STRATEGY FOR FUTURE GROWTH

The Company Will Capitalize On Its Success With Thymoglobulin And The Potential Offered By Its Early Stage Products In Order To Maximize Shareholder Value

Fremont, California - October 16, 2000 - SangStat, (Nasdaq: SANG) today announced the implementation of a strategy to refocus the company to enhance shareholder value. This announcement is made in conjunction with a separate release issued today by the company announcing that Jean-Jacques Bienaimé has been elected as the new Chairman of the SangStat Board of Directors. SangStat plans to redirect resources to capitalize on its proven strengths in the marketing and development of high value therapeutics in niche markets. The impact of this strategy will be to position the company to continue to improve its EPS (earnings per share) and move toward profitability while furthering the development of new products.

SangStat plans to build on the foundation in transplantation, which has characterized the first part of its development, to grow its core business in high value therapeutics. SangStat was initially solely focused on solid organ transplantation, with a particular focus on the cyclosporine market; however, recent events have required the company to reexamine this focus. First, the success of Thymoglobulin and its potential in areas beyond solid organ transplantation has provided the opportunity for the company to take advantage of markets beyond solid organ transplantation. Second, the changing nature of the cyclosporine market, including another generic entrant and the increased use of other chronic immunosuppressants, has reduced the overall potential of this market for SangStat. In order to aggressively pursue other opportunities for Thymoglobulin as well as its earlier stage product candidates (ABX-CBL and RDP58), SangStat has re-evaluated all of its programs.

To this end, all clinical development programs for SangCya Oral Solution, CycloTech and diagnostic or monitoring products have been terminated. The company will reduce direct marketing expenses behind its cyclosporine products if the generic cyclosporine market becomes increasingly price-driven. This strategic plan also includes overall expense control and may include head count reduction in those areas not critical to the company's growth. SangStat also plans to sell The Transplant Pharmacy, a specialty mail order pharmacy with revenues annualizing to approximately $20M. SangStat has decided to divest this business because it is outside its core business with considerably lower margins than those enjoyed by therapeutics. In addition, the company believes that the capital investment required to expand this business would be better spent on the development of its other products.

These changes will allow the company to focus clinical and marketing support on Thymoglobulin, ABX-CBL and RDP58 and give it the flexibility to take advantage of other collaboration opportunities in the broader therapeutic areas of inflammation, hematology and oncology.

"The success of Thymoglobulin with Q3 sales in North America of $7.3M is evidence of our strong commercial sales and marketing capability in the specialty high value therapeutic category. We will refocus our resources to capitalize on Thymoglobulin's success through expansion into new therapeutic areas, continue to develop our pipeline products and enhance our current product offerings by co-promotions or product/technology acquisitions," said Jean- Jacques Bienaimé, President, CEO and Chairman. "Sometimes changes in particular markets offer an opportunity for companies to re-examine their focus and direction. SangStat was originally almost exclusively focused on the cyclosporine market and with the recent changes to the nature of this market we now have the opportunity to strategically re-position the organization to capitalize on its strengths. With gross margins greater than 75% in North America, Thymoglobulin is the product that we believe will bring SangStat to profitability."

The strategy for the expansion of applications for Thymoglobulin is well underway and includes growth in a number of therapeutic areas. In addition to the focus on solid organ transplantation with the ongoing induction trial comparing Thymoglobulin to Simulect and the DGF (Delayed Graft Function) trial initiated with the NIH, SangStat recently announced that it had received Orphan Drug Designation for MDS (myelodysplastic syndrome, also known as pre-leukemia). This is a key event for the company as it validates SangStat's decision to move beyond transplantation into oncology. Use of the product in these additional therapeutic areas, if approved by the FDA, has the potential to double the current sales of Thymoglobulin in the US. SangStat expects to file for the MDS indication in 2002.

The shift beyond transplantation was also the impetus for SangStat's recent collaboration with Abgenix for ABX-CBL, a product in Phase II/III clinical trials for the treatment of steroid resistant GVHD (graft versus host disease), a disease associated with bone marrow transplantation. This agreement offers a number of advantages for SangStat including the expansion of its portfolio with a product that has tremendous synergies with Thymoglobulin and the opportunity to become further involved in the hematology/oncology area.

RDP58 is a concrete example of the company's natural progression from a singular focus on transplantation to a broader immunology focus. This product originated from research in organ rejection, but after further study it was discovered that this product had potential in IBD (inflammatory bowel disease) and is now scheduled to enter human clinical trials for this indication in the early part of 2001.

As part of this refocusing, SangStat is taking the opportunity to reset expectations. Previously expectations for the company were built almost exclusively around its cyclosporine products and as a result, with uncertainty in the cyclosporine market, the company's share price has suffered. In order to mitigate the impact of another potential generic entrant into the cyclosporine market as well as the extent to which aggressive pricing will affect this market SangStat is reducing its estimates for Gengraf to $20M for 2001. This figure represents a 10% market share at a 50% discount and is intended to be set at a level which removes this item as a risk to the company's financials and addresses the uncertainty in the cyclosporine market. According to the September 29, 2000 weekly IMS prescription report, Gengraf's share of the US cyclosporine capsule market is 7% of total prescriptions. The most recent monthly IMS report (August 2000) showed that Gengraf is ahead of Eon in both unit and dollar sales and is now the leading cyclosporine generic in the US. The company's expectations for North American Thymoglobulin sales in 2001 range from $38M to $42M. The company further expects 2001 sales to range from $23M to $25M in Europe. Even with this conservative cyclosporine sales forecast, by implementing its cost containment program the company expects to move more aggressively towards profitability with a goal that fiscal year 2002 will be profitable.

SangStat will report its third quarter earnings on October 31st and expects to report a loss per share of $0.58 to $0.62, which includes approximately $0.22 loss per share associated with the Abgenix agreement, on net revenues of $20.5 to $21.5 million. SangStat expects a loss per share of $0.30 to $0.35 for the fourth quarter, which includes potential expenses or a possible restructuring charge relating to the implementation of the new strategic plan and is based on net revenues of $22 to $24 million.

SangStat, Inc.

As part of this new direction, SangStat Medical Corporation will be changing its name to SangStat, Inc., will phase out using the logo "The Transplant Company" and will be using the following new company description.

"SangStat is a global biotechnology company building on its foundation in transplantation to discover, develop and market high value therapeutic products in the transplantation, immunology and hematology/oncology areas. Since 1988, SangStat has been dedicated to improving the outcome of organ and bone marrow transplantation through the development and marketing of products to address all phases of transplantation in the worldwide market. SangStat's US headquarters are in Fremont California. SangStat also maintains a strong European presence, including direct sales and marketing forces in France, Germany, Italy, Spain, and the U.K., and distributors throughout the rest of the world. SangStat's stock is traded on the Nasdaq under the symbol "SANG." The company's web site is located at www.sangstat.com."

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the company's (1) commitments, intents and goals, (2) product development and potential future sales, (3) expected utilization of resources; (4) opportunities for future growth and development of new markets; (5) potential reductions in expenses; (6) potential divestiture of The Transplant Pharmacy; and (7) expected financial results including future revenues, expenses, charges, and earnings/losses per share. Forward-looking statements reflect SangStat's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. This press release relies on IMS data. There can be no assurances that IMS data is accurate and reflects actual sales, or that Gengraf will continue to sell at the same levels described in this press release. There can be no assurance that Thymoglobulin will be effective for, or receive regulatory approval in, induction, DGF, or treatment for MDS or any other indications, will achieve market acceptance with these indications, or that SangStat will be able to manufacture sufficient quantities to supply the market. There can be no assurance that any product candidate under development will be safe, effective, receive regulatory approval, or if approved, will be capable of being manufactured in commercial quantities at an economical cost, will not infringe the proprietary rights of others or will achieve market acceptance. There can be no assurance that the company will be able to fulfill its commitments or meet its goals, effectively utilize its resources, take advantage of opportunities for growth in new or existing markets, reduce expenses, divest itself of The Transplant Pharmacy in a timely fashion or at all, or meet its financial goals, including revenues, expenses, and earnings/losses per share. Other factors that could cause actual results to differ materially include, without limitation, unforeseen market developments such as new competitors or increased sales by current competitors, reduction of margins on key products, reduction in demand or failure of demand to reach anticipated levels, the inability to reduce expenses due to fixed costs, delays in clinical trial enrollment which could delay regulatory filings and approvals, loss of critical employees and other issues of employee retention, and changes in reimbursement for products. For a discussion of these and other factors that might result in different outcomes, see "Risk Factors" in SangStat's 1999 Annual Report on Form 10-K, its 2000 quarterly reports on Form 10-Q and other documents (including registration statements on Form S-3) filed with the Securities and Exchange Commission.

# # #

SangStat will hold a conference call at 4:30pm Eastern Time on Monday, October 16, 2000. To access the call dial 888-323-5255; the call leader is Jean-Jacques Bienaimé; confirmation number is 9588414. A replay will be available until Wednesday, October 18 at 4:30pm EST (800-385-2540).

You can find full copies of our latest press releases on the web at www.sangstat.com.

[/HTML]
Media:	Maureen Byrne GCI Group 212-886-3312
Investors:	Therese Crozier Corporate Communications 510 789-4331